Exhibit (a)(1)(N)

Form of E-mail Update to Employees Regarding Offer to Exchange

Subject: Important Update — Option Exchange Program

Date: November 16, 2009

The purpose of this communication is to inform you that CombinatoRx has decided to extend the deadline for tendering stock options or withdrawing tendered stock options in its Option Exchange Program from 5:00 p.m., Eastern Time, on November 17, 2009 to 5:00 p.m., Eastern Time, on December 1, 2009. As we publicly disclosed today in the attached press release, CombinatoRx’s annual meeting has been adjourned until 9:00 a.m. (local time) on November 30, 2009 at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts. We have extended the Option Exchange Program to align its expiration with the closing of the proposed merger between CombinatoRx and Neuromed Pharmaceuticals Inc., currently scheduled for December 1, 2009, as consummation of the Option Exchange Program is conditioned upon, among other things, the closing of the Neuromed merger.

Through 9:00 a.m., Eastern Time, on November 16, 2009, of the 1,760,574 total stock options covered by the Option Exchange Program, options to purchase 1,182,730 shares of our common stock, or approximately 67% of the stock options covered by the Option Exchange Program, had been deposited for exchange in the program. An amendment to the Tender Offer Statement on Schedule TO incorporating this change has been filed with the Securities and Exchange Commission (“SEC”) today along with all related exhibits, a copy of which is attached to this e-mail. These written materials can also be accessed or obtained, free of charge, from the SEC’s website, www.sec.gov, on our website at www.combinatorx.com on the investors relations page under the “Financial Highlights” heading, or by contacting Jason Cole at 245 First Street, Third Floor, Cambridge, MA 02142, telephone 617-301-7000. As a reminder, the Offer to Exchange Certain Outstanding Stock Options for New Stock Options document detailing the Option Exchange Program is available on the CombinatoRx intranet under “Stock Options.”

If you have any questions regarding this communication or the Option Exchange Program, please contact Jason Cole at jcole@combinatorx.com.